                                                                    EXHIBIT 10.1


                   SUPPLY AND NON-EXCLUSIVE LICENSE AGREEMENT


         THIS SUPPLY and NON-EXCLUSIVE LICENSE AGREEMENT ("Agreement") dated as of May 8, 2002 (the "Effective Date"), is between Novartis Consumer Health, Inc., 200 Kimball Drive, Parsippany, NJ 07054 ("Novartis"), a Delaware corporation, and LecTec Corporation, a Minnesota corporation, 10701 Red Circle Dr., Minnetonka, MN 55343 ("LecTec").

                                   Background

         A. LecTec is a manufacturer of medical and health-related consumer products, including a line of proprietary patch products for the over-the-counter market which emit vapors which, when inhaled, provide relief of cough and cold symptoms (the "Vapor Patches"). LecTec manufactures and sells such patch products under its own trade names and also manufactures and sells certain of such patch products to third parties.

         B. Novartis is a manufacturer and reseller of health-related consumer products.

         C. Novartis desires to obtain a supply of certain LecTec patch products, and LecTec desires to supply same, all upon the terms and conditions set forth below and in the attached exhibits.

         D. LecTec and Novartis are parties to a certain Supply Agreement dated as of May 15, 2000 (the "Supply Agreement") which provides for the supply by LecTec to Novartis of Novartis's requirements for certain products as defined in the Supply Agreement. All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Supply Agreement.

         E. LecTec has advised Novartis that LecTec has liquidity problems that may interfere with its continued performance of its obligations under the Supply Agreement. Novartis has agreed to assist LecTec in resolving its liquidity problems by making advance payments for Products upon the terms set forth in this Agreement and the parties have agreed to amend the Supply Agreement in order to provide for such advance payment and to afford to Novartis increased assurance that its requirements for Products will be satisfied.

         NOW, THEREFORE, the parties do hereby amend and restate the Supply Agreement as follows, intending that this Agreement shall supercede and replace the Supply Agreement:

     1.       GENERAL SCOPE OF AGREEMENT

         1.1 Manufacturing. LecTec has developed and shall manufacture, sell and cause to be delivered to Novartis the products set forth in Exhibit A hereto (the "Products") in quantities sufficient to meet the total requirements, consistent with the forecasting and purchase



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
order mechanism set forth in Article 3 of this Agreement, of Novartis for use in the pediatric field of use (the "Field of Use") and in the countries set forth in Exhibit D hereto (the "Territory") of such Products. LecTec shall manufacture and sell the Products exclusively to Novartis, provided, however, "exclusivity" in the foregoing sentence shall mean that LecTec may not manufacture and sell the Products or any other Vapor Patches (collectively, "Comparable Products") in the Field of Use and in the Territory to any other customer. Notwithstanding such exclusivity, LecTec may continue to manufacture and sell Comparable Products directly to retailers under its "TheraPatch" trade name, or under any Other LecTec Trade Name (as defined below) even if such Comparable Products may compete directly with the Products in the Field of Use and in the Territory. The term "Other LecTec Trade Names" shall mean any LecTec trade names in existence at the Effective Date or as developed by LecTec during the term of this Agreement, but not including any third party's trade names which LecTec acquires or to which LecTec otherwise gains rights during the term of this Agreement.

         1.2   *

         1.2.1 *

         1.3 Fulfillment of Requirements. Novartis shall purchase all of Novartis' requirements of the Products for use in the Territory and the Field of Use exclusively from LecTec, in accordance with and subject to the terms and conditions of this Agreement. This requirements obligation is limited to Novartis' requirements of Products which meet the Specifications (as defined below).

         1.4 Minimum Requirements. During the period commencing on the Effective Date of the Supply Agreement (May 15, 2000) and ending on December 31, 2001 (the "Initial Period"), and during each calendar year thereafter (the Initial Period and each calendar year thereafter each being a "Period"), Novartis shall purchase at least the minimum requirements of Products set forth in Exhibit C hereto (the "Minimum Requirements").

                  1.4.1 In calculating whether Novartis has in fact purchased the Minimum Requirements, the parties shall count all variations of the Products purchased by Novartis from LecTec in the Period in one cumulative total. Any Products returned to LecTec by Novartis hereunder shall not be counted in such total (but replacements of such returned Products shall be included in such counting as if such replacements had been purchased at the time of the Products being replaced).






* Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.


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






                  1.4.2 Beginning on January 1, 2002 and in each January thereafter, if Novartis failed to purchase at least the Minimum Requirements of Products during the preceding Period, then, by February 28 of the applicable calendar year, Novartis shall either (a) place firm purchase orders for the shortfall ("Shortfall") and such Shortfall amount of Products shall be deemed added, on a one-time basis, to the Minimum Requirements for the Period in which such purchase order is placed; or (b) pay to LecTec an amount equal to forty percent (40%) of the difference between (i) the amount Novartis would have paid if it had actually purchased the Minimum Requirements of Products for such period and (ii) the amount actually paid for Products purchased during such period ("Compensatory Payment"). If Novartis elects not to place such orders for the Shortfall amount by such date, and elects not to make the Compensatory Payment by such date, then LecTec shall no longer be obligated to sell Products to Novartis on an exclusive basis within the Field of Use and the Territory and may thereafter sell Comparable Products to third parties within the Field of Use and the Territory. Upon such termination of Novartis' exclusivity, Novartis shall cease to have any requirements to purchase the Minimum Requirements of the Products. The provisions of this Section 1.4.2 shall not apply in the event that Novartis' failure to purchase the Minimum Requirements is due to the actions or omissions of LecTec.

         1.5 Regulatory Compliance. As set forth below, LecTec shall be responsible for regulatory compliance in the manufacture of the Products and supply of same to Novartis. Novartis shall be responsible for regulatory compliance in the proper labeling, promotion, and advertising of the Products and the sale of same to end users according to existing OTC monograph requirements, directly or indirectly, which shall be under the exclusive control of Novartis. The parties shall cooperate in good faith to achieve such regulatory compliance.

         1.6 Production Standards. All Products sold and delivered to Novartis hereunder shall (a) conform in all material respects with the specifications set forth in the Quality Assurance Agreement, attached hereto as Exhibit B (the "QA Agreement"), and with such further specifications as shall be agreed to by all parties in writing (the "Specifications"); (b) be manufactured, packaged and sold to Novartis without any material deviation from or breach of (i) the QA Agreement, and (ii) any applicable laws, regulations, and requirements of any government or governmental agency; and (c) be subject to the warranties set forth in Article 9 of this Agreement.

         1.7 Brand Name. Novartis intends to market the Products under the proprietary names "Vapor Patch" or "VaporPatch" (as selected by Novartis in its own discretion). LecTec hereby acknowledges that it has no objection to Novartis seeking to register such names at its own expense and risk with the United States Trademark Office, or with other authorities, and shall file its consent thereto, as requested in writing by Novartis, but LecTec does not warrant or imply that such marks are otherwise available or will be granted. LecTec shall give commercially reasonable cooperation to Novartis to manufacture and label the Products with such name or names or other names as Novartis, in its sole discretion, may designate from time to time during the term of this Agreement. However, subject to the foregoing, nothing herein



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shall be deemed to authorize the use of any LecTec trade name or trademark or any other mark that would dilute or reasonably tend to dilute any such LecTec trade name or trademark.

2.       PAYMENT

         2.1 Prices. In consideration of the satisfactory manufacture and delivery to Novartis of the ordered quantities of Products, and subject to adjustment in accordance with this Agreement, Novartis shall pay LecTec for the Products in accordance with the prices set forth in Exhibit C hereto. Except as provided in Section 2.10, Novartis shall make such payments within thirty (30) days of the date of each LecTec invoice issued upon shipment of the Products. Such payments shall be without prejudice to the inspection and credit rights of Novartis under Article 4 of this Agreement.

         2.2 Taxes. Novartis shall bear the cost of taxes of any kind, nature or description whatsoever applicable to the sale of any Products by LecTec to Novartis (other than taxes based upon the income of LecTec or LecTec's employees), unless Novartis is exempt therefrom and provides to LecTec, at the time of the submission of any Purchase Order, tax exemption certificates or permits acceptable to the appropriate taxing authorities.

         2.3 *

         2.4 *

         2.5 *

             2.5.1    *

             2.5.2    *

             2.5.3    *

         2.6 *








* Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.




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

         2.7 Raw Material Vendors. Novartis may at any time identify to LecTec lower cost and comparable quality sources from which LecTec may obtain any of the Raw Materials. In such an event, except to the extent that such other source is unable to reasonably satisfy LecTec's quality, service or delivery standards, or any of LecTec's other standard vendor qualification requirements, LecTec shall utilize the sources identified by Novartis as soon as commercially feasible, and the prices charged to Novartis for Products shall be reduced by the amount of any resulting reductions in Raw Material costs. Novartis shall reimburse LecTec for any costs LecTec shall reasonably incur in implementing any such change in sources.

         2.8 *

         2.9 *

         2.10 Advance Payment.

                  2.10.1 In order to provide LecTec with working capital funds necessary to enable it to manufacture and deliver Products to Novartis against purchase orders to be issued by Novartis following the Effective Date, Novartis shall advance funds (each such advance, an "Advance Payment" and, collectively, the "Advance Payments") to LecTec for use by LecTec (a) to pay current accounts payable and expenses not exceeding $250,000 in the aggregate and thereafter (b) exclusively for the manufacture and delivery of Products. Subject to the full and timely performance by LecTec of the Product shipment requirements set forth in Exhibit E attached hereto and made a part hereof and all other obligations of LecTec under this Agreement, Novartis shall disburse the Advance Payments to LecTec in installments in accordance with the schedule designated as "LecTec Payments" in Exhibit E

         Novartis shall have no obligation to disburse any Advance Payment (x) if LecTec shall fail to make any delivery of Products to Novartis in strict compliance with the provisions of Section 2.10.3, time being of the essence or
(y) if such Advance Payment would cause the unpaid principal balance of the Advance Payment Note, as defined in Section 2.10.2, to exceed $600,000. In the event that Novartis shall withhold any Advance Payment by reason of clause (y) in the preceding sentence, Novartis shall thereafter disburse the withheld Advance Payment, in whole or in part, from time to time at the request of LecTec at such time or times as the making of such disbursement will not cause the unpaid principal balance of the Advance Payment Note to exceed $600,000, provided that Novartis shall have no obligation to disburse such withheld Advance Payment unless LecTec shall be in compliance with its obligations under this Agreement at the time of its request therefore.



* Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.


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






                  2.10.2 The Advance Payments disbursed to LecTec as provided in
Section 2.10.1 shall be deemed to be a loan from Novartis to LecTec. On the Effective Date, LecTec shall execute and deliver to Novartis (a) a promissory note in the principal amount of $1,200,000 in the form attached hereto as Exhibit F-1 (the "Advance Payment Note"), (b) a security agreement in the form attached hereto as Exhibit G ("Security Agreement"), and (c) such other documents as shall reasonably be deemed necessary by Novartis to perfect its security interests in the assets of LecTec as provided in the Security Agreement.

                  2.10.3 Unless otherwise prepaid in accordance with the terms of the Advance Payment Note, LecTec shall repay the principal amount of the Advance Payment Note (or so much thereof as shall actually have been disbursed to it in accordance with the provisions of Section 2.10.1) in monthly installments equal to the aggregate purchase price of all Products delivered by LecTec to Novartis during such calendar month pursuant to purchase orders issued by Novartis. Novartis shall credit the aggregate purchase price of Products delivered, determined as provided in this Agreement, against the principal payment obligations of LecTec under the Advance Payment Note and such credits shall constitute full payment by Novartis of the purchase price of such Products until such time as all of LecTec's obligations under the Advance Payment Note shall have been paid in full.

                  Notwithstanding any provision in Section 3 of this Agreement to the contrary, LecTec shall produce and deliver Products to Novartis, and Novartis shall issue purchase orders calling for deliveries of Products, having aggregate purchase prices each month following the Effective Date in accordance with the schedule of Lots Required having the aggregate purchase prices designated as "NCH Cost" on Exhibit E.

                  Notwithstanding the provisions of Section 11.3 of this Agreement, LecTec shall be deemed to be in default of its obligations under this
Section 2.10.3: (a) if, in the period from the Effective Date to December 31, 2002, two consecutive Batches, as defined in Section 7.2.1, or any three Batches, as so defined, are rejected by Novartis based upon a commercially reasonable determination by Novartis, made without regard to the procedures set forth in Section 4 of this Agreement, that such Batches, as so defined, fail to comply with the Product quality provisions of Section 9.1 of this Agreement, or
(b) if LecTec shall fail to deliver any Batch, as so defined, by the later of
(i) the thirty (30) day period commencing upon Novartis' QA release or rejection and (ii) thirty (30) days following the date specified for delivery in the applicable purchase order, unless such failure to make timely delivery is attributable exclusively to changes ordered by Novartis in Product specifications or Product packaging specifications.

                  2.10.4 In addition to its obligation to repay the Advance Payments, LecTec is currently indebted to Novartis in the amount of $220,000 for certain Product recall costs incurred by Novartis (the "Recall Debt"). On the Effective Date, LecTec shall execute and deliver to Novartis a promissory note in the principal amount of $220,000 in the form of Exhibit F-2 hereof (the "Recall Debt Note"). LecTec shall pay the principal amount of the Recall Debt Note together with interest thereon either by way of delivery of Products from time to time during the year 2003 or otherwise as designated in writing by Novartis, but in any event the Recall Debt



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
shall be repaid in full, together with interest thereon, not later than December 31, 2003. The Recall Debt Note will be secured pursuant to the Security Agreement.

                  2.10.5 Upon payment in full of all of LecTec's obligations under the Advance Payment Note and the Recall Debt Note and upon the request of LecTec, Novartis shall deliver both notes to LecTec for cancellation together with the Security Agreement and such other documents as may be necessary to effect a release of Novartis's security interests under the Security Agreement.


3.       FORECASTS AND ORDERS

         3.1 Rolling Forecasts. In order to assist LecTec in planning production, Novartis shall provide LecTec with a twelve (12) month rolling forecast of the quantities of Products and delivery dates required by Novartis, by month, for the following twelve (12) months. It is understood that such forecasts are intended to be estimates only and shall not be binding upon Novartis. Notwithstanding the foregoing, Novartis shall be bound to purchase from LecTec one hundred percent (100%) of those quantities of Products set forth in each such forecast as being Novartis' requirements of Products for the first three (3) months of each twelve (12) month period and, accordingly, shall issue purchase orders therefor pursuant to Section 3.2. LecTec shall, no later than ten (10) business days after receipt of each such forecast, notify Novartis in writing of any prospective problems of which it is then aware that might prevent it from meeting Novartis' forecasted order quantities or estimated delivery dates. Unless LecTec so informs Novartis that it would have problems in meeting Novartis' forecasted requirements, LecTec shall be obligated to deliver during any calendar year, pursuant to purchase orders provided under Section 3.2 of this Agreement, up to one hundred twenty percent (120%) of Novartis' estimated purchases for that calendar year (but in no single month more than one hundred fifty percent (150%) of those quantities of Products set forth in the most recent forecast as being Novartis' requirements of Products for the first month of the forecasted twelve (12) month period). LecTec shall further use its commercially reasonable efforts to comply with purchase orders for Products in excess of such one hundred twenty percent (120%) and one hundred fifty percent (150%) amounts.

         3.2 Purchase Orders. Subject to Section 3.1 and for the period from the Effective Date through December 31, 2002, at least 120 days prior to the date on which Novartis desires to have a shipment of Products delivered (as defined in Section 2.4), Novartis shall furnish to LecTec a binding purchase order for such shipment, stating (a) the desired quantity of Products, and (b) the desired delivery date. After December 31, 2002, the parties shall negotiate in good faith the date that Novartis shall furnish a purchase order to LecTec, which date shall be at least sixty (60) days prior to the desired delivery date, but no more than 120 days prior to the desired delivery date. Each such Novartis purchase order shall be subject to acceptance by LecTec. If LecTec has not indicated in writing its rejection of such a purchase order within five (5) business days from receipt of same, such purchase order shall be deemed accepted. If LecTec cannot accept a specific purchase order, it shall, within such 5-day period, inform Novartis in writing of the circumstances and of LecTec's proposed alternative delivery proposal. In such event, Novartis shall have no firm commitment to purchase, and LecTec shall have no firm



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commitment to supply, unless Novartis furnishes LecTec with a new purchase order incorporating such alternative proposal and LecTec has accepted same.

         3.3 Amendment of Purchase Orders. LecTec shall use its commercially reasonable efforts to accommodate any Novartis requests for delivery of Products in excess of the quantities described in any previously-submitted and accepted purchase order, or for delivery of Products sooner than that allowed pursuant to this Article 3. If Novartis' business conditions necessitate reduction or delay in purchase order requirements, then LecTec shall use its commercially reasonable efforts to implement such requested changes. Notwithstanding the foregoing, LecTec shall not take any action in response to any such requests which would result in charges to Novartis in addition to those set forth in the respective purchase order without Novartis' prior written consent. Any proposed amendment by Novartis (including, without limitation, any increase in order quantities or change in delivery dates or change in artwork) of an accepted purchase order under Section 3.2 shall follow the same procedure and have the same rejection and acceptance periods set forth therein for an original purchase order.

4.       INSPECTIONS AND ACCEPTANCE

         4.1 Inspection; Right of Rejection. Novartis shall accept any delivery of Products hereunder if, in Novartis' sole and reasonable discretion, Novartis determines that the delivery complies fully with the relevant purchase order, the Specifications and the requirements of this Agreement. Novartis shall have the right to inspect all Products delivered hereunder within thirty (30) days of its receipt of the Products and all required documentation. Novartis shall provide LecTec with written notice of its acceptance or rejection of the shipment within sixty (60) days of receipt of the Products and all required documentation. Any notice of rejection shall specify the reason(s) therefor. Except in the event of any investigation, corrective action or retesting of a shipment, if Novartis fails to provide LecTec with written notice of its acceptance or rejection of the shipment within sixty (60) days of receipt of the Products and all required documentation, then the shipment shall be deemed to have been accepted by Novartis. Novartis' prior payment of any invoice for a shipment which is timely rejected under this Section 4.1 shall not prejudice Novartis' right under Section 4.2 to seek replacement Products or a credit or refund, as Novartis may deem appropriate, with respect to any such rejected Products.

         4.2 Replacements. If Novartis notifies LecTec that any Products, or any part thereof, are rejected pursuant to Section 4.1, then, at Novartis' option,
(a) LecTec shall, at no additional charge, deliver replacement Products to Novartis as soon as reasonably practicable thereafter (but, in any event, within ninety (90) days after the initial notification by Novartis); or (b) the purchase order at issue shall be deemed terminated, and Novartis shall not be obligated to make any payments to LecTec with respect to such purchase order or the rejected shipment (or, if payment has already been made for such Products, then Novartis shall be entitled to a credit in such amount). Novartis shall give commercially reasonable cooperation to LecTec to determine the nature and extent of any problem giving rise to a rejection of Products, including, without limitation, prompt samples of any allegedly non-conforming Products.

         4.3 Returns. Novartis shall not return any rejected Products to LecTec except upon a return material authorization ("RMA") from LecTec. LecTec shall pay the freight to deliver


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

replacement Products to Novartis for rightfully rejected Products, and LecTec shall pay the freight to return to LecTec or its designee rejected Products for which LecTec has provided to Novartis an RMA.

5.       DOCUMENTATION AND INFORMATION

         5.1 Confirmation. LecTec shall submit to Novartis the batch manufacturing and testing documents relating to any Products ordered hereunder, within ten (10) days of the completion of the manufacturing process with respect to any particular batch of Products. LecTec shall provide such documentation as reasonably requested by Novartis solely (a) to assist Novartis in determining whether any manufactured or delivered Products comply fully with the Specifications and the requirements of this Agreement; (b) to assist Novartis in obtaining any and all regulatory approvals necessary to market the Products in the Territory; or (c) to enable Novartis to comply with any statutory or regulatory requirements or with a request by any governmental or regulatory authority in the Territory. Such records and reports shall be subject to the confidentiality provisions of Article 8 of this Agreement, shall be deemed LecTec's Confidential Information, and shall be subject to the requirements of
Section 1.3 of the QA Agreement.

         5.2 Certificate of Analysis. Every shipment of the Products to Novartis shall be accompanied by a Certificate of Analysis from LecTec to certify the active ingredients therein. LecTec shall warrant the accuracy of each such Certificate of Analysis to a reasonable degree of scientific certainty.

         5.3 Books and Records. LecTec shall keep on file all books and records in connection with the manufacture and testing of the Products, including, but not limited to, those books and records relating to cross-over cleaning, process validation, installation qualification, operational qualification and cleaning validation for a period of seven (7) years, plus the active year, from the time of generation of such documents.

6.       PRODUCTION PROCEDURES

         6.1 No Reworked Products. LecTec shall not rework or reprocess any non-conforming Products without the prior written approval of Novartis.

         6.2 Product Packaging. The Products shall be delivered to Novartis packaged in accordance with the Specifications. Notwithstanding the foregoing, Novartis shall have the right to require any special or varied packing that it believes is reasonably necessary to meet customs or regulatory requirements in the Territory. Reasonable incremental costs which result directly from any packing changes required by Novartis will be borne by Novartis.

         6.3 Production Procedures. At an agreed upon time prior to its first production run of the Products for Novartis, and at some mutually agreeable time prior to the production of qualification batches, LecTec either shall provide to a designated Novartis employee, or shall permit such designated Novartis employee to review at LecTec's facility, for Novartis' review and approval, LecTec's production procedures for the Products ("Production Procedures"). Such



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

Production Procedures shall include the manufacturing site, manufacturing equipment, manufacturing process, manufacturing conditions and testing procedures for the manufacture of the Products. After such initial Novartis approval, if LecTec wishes to make any material change in any of the Production Procedures so documented and approved, LecTec shall provide notice thereof to the designated Novartis employee, and shall permit such designated Novartis employee to review such proposed changes at LecTec's facility, at least thirty
(30) days prior to its first production run under such revised Production Procedures. All such changes to the Production Procedures must be approved in writing by Novartis prior to being implemented, which approval shall not unreasonably be withheld.

         6.4 Waste Disposal. LecTec represents and warrants, to the best of its knowledge, and shall take all commercially reasonable actions necessary to ensure, that all facilities, equipment and practices used to perform LecTec's responsibilities under this Agreement by or on behalf of LecTec, or by any of LecTec's contractors of any rank (including, without limitation, environmental or safety and health consultants or waste management or disposal firms) (each a "LecTec Contractor") will be during the term of this Agreement, in full compliance with all health, safety and environmental laws, statutes, ordinances, regulations, rules, permits and pronouncements. LecTec assumes responsibility for disposing of any and all waste generated during the performance of its responsibilities under this Agreement (including, without limitation, during any manufacturing, storage and transportation activities) in accordance with all legal and professional standards.

                  6.4.1 LecTec shall Dispose or arrange for the Disposal of Waste and at an Approved Disposal Facility. Novartis shall have the right to unilaterally modify any designation of any Approved Disposal Facility at any time based upon audit and inspection results. LecTec shall only transport Waste to an Approved Disposal Facility by means of a transporter lawfully permitted to transport the particular types of Waste at issue. LecTec shall be solely responsible for the proper Disposal of Waste. For purposes of this Section 6.4.1,

                  6.4.1.1 "Dispose" or "Disposal" shall mean any discharge, deposit, injection, dumping, spilling, leaking, or placing of any Waste into or on any land or water and the arrangement of any of the foregoing, and shall include any storage, pretreatment, treatment (including incineration), any other actual disposal, use, sale, sampling or other transfer or application of Waste of any kind or nature whatsoever;

                  6.4.1.2 "Waste" shall mean, for purposes of this Agreement only, all materials that are produced or generated in connection with the manufacture of any chemical compounds pursuant to this Agreement and for which Disposal is required, including but not limited to materials that are Hazardous Waste, co-product, by-product, chemical compounds that fail to conform to the requirements of this Agreement, wastewaters, residues, wastes, bottoms and other remainders and materials, packaging of, or components of the chemical compounds, and components of any chemical compounds that are not used in the manufacture of the chemical compounds;

                  6.4.1.3 "Hazardous Waste" shall mean (a) any material or substance defined as or containing materials defined as a "hazardous substance" pursuant to any applicable



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
laws or regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and any similar successor or supplementary legislation, and the regulations promulgated thereunder, or (b) any material or substance that is radioactive; and

                  6.4.1.4 "Approved Disposal Facility" shall mean a disposal facility approved by Novartis, which approval shall not be unreasonably withheld.

         6.4.2 Notwithstanding anything to the contrary herein, (i) if LecTec and/or any LecTec Contractor fails to comply with the obligations set forth in this Section 6.4, then LecTec shall be responsible for any claims, suits, or liabilities resulting therefrom (including, without limitation, those based on strict liability and joint and several liability), and LecTec shall indemnify, defend and save Novartis (including officers, directors, employees and agents of Novartis) harmless from and against any and all such claims, suits, and liabilities; and (ii) LecTec shall indemnify, defend and save Novartis (including officers, directors, employees and agents of Novartis) harmless from and against any and all claims, suits, and liabilities which arise directly or indirectly from the storage, release, transportation or disposal of chemicals, raw materials, product, waste or any other substance by LecTec and/or any LecTec Contractor.

7.       OWNERSHIP AND LICENSE PROVISIONS

         7.1 Novartis Property. All materials, inventions, know-how, trademarks, information, data, writings and other property, in any form whatsoever, which is provided to LecTec by and/or on behalf of Novartis, or which is used by LecTec with respect to the performance of its obligations hereunder, and which was owned by Novartis prior to being provided to LecTec, shall remain the property of Novartis (the "Novartis Property"). LecTec shall have a royalty-free license to use any Novartis Property supplied to it solely to the extent necessary to enable LecTec to perform its obligations hereunder. LecTec shall not acquire any other right, title or interest in the Novartis Property as a result of its performance hereunder. Without limiting the foregoing, Novartis Property shall include the copyrights and trademarks used in the packaging of the Products ("Packaging IP Rights").

         7.2 Grant of Non-Exclusive License.

                  7.2.1 As used in this Section 7.2, references to Novartis shall include any Affiliate of Novartis, which is defined as any entity that directly or indirectly is in control of Novartis or is under common control of any entity that, directly or indirectly, is in control of Novartis. In order to assure Novartis of an uninterrupted supply of Products in accordance with the supply terms of this Agreement, LecTec hereby grants to Novartis, and Novartis hereby accepts, an irrevocable (except as provided in Section 7.2.2), term-limited, non-exclusive license (the "License") to all of the intellectual property of LecTec used in the production of the Products including, without limitation, all patents, designs, bills of materials, manufacturing procedures, and know-how associated with the Products, together with copies of all documentary materials embodying the know-how used in the design and production of the Products (collectively, the "Intellectual Property".) For the sake of clarity, the Intellectual Property shall not include any other LecTec trade names and shall not extend to the foregoing materials used in the design and production of Comparable Products (as such term is defined in Section 1.1 hereof) to the extent that such Intellectual Property is not also used in the design and production of the Products. The License shall be subject to the following terms and conditions:

                 (a) Within ten (10) days of the Effective Date or as soon
                     thereafter as is practicable but in no event more than thirty (30) days after the Effective Date, the parties shall select and engage a mutually acceptable independent escrow agent of national standing ("Escrow Agent"). Within ten (10) days of such selection and engagement of the Escrow Agent, Lectec shall deposit correct and complete copies of all documents and materials constituting the Intellectual Property, including, without limitation, the entire Product Control System documentation for the Products. Without removing or copying any of such deposited materials, upon prior notice to Lectec, Novartis may examine such materials at the time of their deposit or ask that the Escrow Agent do so on its behalf to confirm that the proper materials have been so deposited. All materials so deposited shall be subject to the License and shall be released to Novartis in accordance with the escrow agreement by and among the Escrow Agent, Novartis and LecTec upon the effectiveness of a License Activation Notice (as defined below). To facilitate the prompt release of such deposited materials, LecTec shall not exercise any rights that may be granted to it under the form of escrow agreement executed by the parties with the Escrow Agent to
                     (i) provide contrary instructions to bar or delay such release, (ii) invoke any arbitration or other dispute resolution mechanism to bar or delay such release or (iii) provide notice of Lectec's intent to obtain an order from an arbitrator or court to bar or delay any such release. Any breach by LecTec of its undertaking in the preceding sentence will result in irreparable harm to Novartis for which Novartis will have no adequate remedy at law and, accordingly, Novartis may seek and obtain an order of temporary and permanent injunctive relief, an order of specific performance or any other appropriate equitable relief from a court of competent jurisdiction to prevent the commission or continuation of such breach by LecTec, provided, however, that after the release of such escrowed materials, LecTec may seek damages from Novartis if, in its reasonable discretion, Lectec determines that a Material Failure did not occur and that no other event occurred that would have permitted the Escrow Agent to release such escrowed materials. Such damages shall be the difference between the royalty payments due to LecTec during the License Phase and the amount that LecTec would have been due if such sales of Products were made to Novartis under the terms of the Supply Phase, less Lectec's reasonable costs of manufacturing the same. Lectec shall bear the reasonable costs of the Escrow Agent for the establishment and operation of such escrow of the Intellectual Property, provided, (x) the Escrow Agent shall give written notice to Lectec and to Novartis of any non-payment of such costs by Lectec and (y) the Escrow Agent shall give at least ten
                     (10) days written notice to Novartis prior to any release or return of such escrowed materials back to Lectec for any reason, including, without limitation, any non-payment of the costs of the escrow.

                 (b) Novartis may commence to use the License as provided in
                     Section 7.2.3 hereof ten (10) days after providing written notice to LecTec ("License Activation Notice") of LecTec's Material Failure to deliver Products to Novartis in accordance with accepted purchase orders. The License Activation Notice shall include a reasonably detailed specification of the nature, date and extent of such Material Failure. For purposes hereof, a "Material Failure" shall be defined as follows: (i) from the Effective Date to and including December 31, 2002, two (2) consecutive Batch Failures or a total of three (3) Batch Failures within such period; and (ii) after January 1, 2003 to the end of the Supply Phase, hereinafter defined, two (2) consecutive Batch Failures or a total of three (3) Batch Failures in any consecutive twelve (12) month period. For purposes hereof, a "Batch Failure" shall be defined as (a) the rejection of a Batch by Novartis based upon a commercially reasonable determination by it, made without regard to the procedures set forth in Section 4 of this Agreement, that such Batch fails to comply with the Product quality provisions of Section 9.1 of this Agreement or (b) if LecTec shall fail to deliver any Batch, as so defined, by the later of (x) the thirty (30) day period commencing upon Novartis' QA release or rejection and (y) thirty (30) days following the date specified for delivery in the applicable purchase order, unless such failure to make timely delivery is attributable exclusively to changes ordered by Novartis in Product specifications or Product packaging specifications. A "Batch" shall mean * folding cartons of the Products as intended for retail sale. A single purchase order may be for one or more Batches.

                 (c) The period within the term of this Agreement from the
                     Effective Date to the tenth (10th) day after a License Activation Notice shall be known as the "Supply Phase," and the period from the end of the Supply Phase to the end of the term of the Agreement shall be known as the "License Phase." The License shall be legally effective upon the Effective Date but may be used by Novartis only during the License Phase unless otherwise extended by the mutual agreement of the parties, and shall be terminable only as provided in Section 7.2.2 hereof. Once the License Phase has commenced, any other provision of this Agreement to the contrary notwithstanding, Novartis shall have no further obligation to purchase the Products from LecTec under this Agreement, exclusively or otherwise.






* Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                 (d) At any time during the first six (6) months of the License
                     Phase, LecTec may provide evidence to Novartis that LecTec has cured the problems that caused its Material Failure and that LecTec could again resume its supply obligations hereunder. Novartis may, in its sole business judgment, determine whether it would temporarily relinquish its use of the License and allow LecTec to resume such supply obligations, but any such decision by Novartis shall be without prejudice to the License for the full term hereof.

                 (e) The License shall include the right of Novartis to grant a limited sublicense to any Novartis Affiliate or any other third party contract manufacturer of the Products, provided, in each such case, (i) such sublicensee shall enter into confidentiality and non-disclosure terms substantially equivalent to those set forth in Section 8 hereof; (ii) such sublicensee shall manufacture the Products only for Novartis or a Novartis Affiliate; (iii) Novartis shall give written notice to LecTec of the grant of such sublicense at least ten (10) days prior to the effective date of such sublicense; (iv) such sublicense shall terminate when the License terminates; and (v) Novartis shall give prompt written notice to LecTec if Novartis becomes aware that there has been a material breach of any of the foregoing terms by a sublicensee.

                 (f) In the event of a License Activation Notice, LecTec shall promptly cooperate with Novartis to ensure an orderly transition of manufacturing of the Products from LecTec to Novartis or to Novartis' authorized sublicensed third party contract manufacturer. Without limiting the foregoing, LecTec shall offer to sell at its original cost, and Novartis shall have the right, but no obligation, to buy at such cost, all usable raw materials, all usable work in progress, usable tooling, dies, and any other usable specially designed or Novartis specific ordered assets used by LecTec for manufacture of the Products during the Supply Phase (collectively, "Inventory and Tooling"). LecTec shall give Novartis prompt written notice of the available Inventory and Tooling available for purchase upon such terms, and Novartis shall have the exclusive right for ten
                     (10) days from receipt of such notice to purchase such Inventory and Tooling; thereafter, LecTec may dispose of such Inventory and Tooling in its sole discretion. Novartis shall pay any freight or insurance charges for such purchased Inventory and Tooling. In addition, if requested in writing by Novartis and subject to reasonable scheduling, LecTec shall also furnish to Novartis up to three (3) manufacturing personnel experienced in the manufacture of the Products, subject to Novartis' payment for their services at their normal hourly or daily rates, to assist in such transition efforts, for a maximum period of two (2) weeks per person. Novartis shall also reimburse LecTec for any reasonable and ordinary out-of-pocket transportation, lodging, meal and other travel expenses of such requested personnel.

                 (g) If Novartis desires to continue to use the Intellectual
                     Property after the end of
                     the term of this Agreement, as extended by mutual agreement of the parties, but does not desire LecTec to be the manufacturer of any Products for Novartis, then the parties shall negotiate in good faith for at least ninety (90) days prior to the scheduled termination of this Agreement for mutually acceptable terms and conditions, provided, however, such rights, if granted, shall be on a worldwide, non-exclusive basis at a royalty rate not higher than * of Novartis' net sales of the licensed Products.

                  7.2.2 If, at any time that notwithstanding the fact that (a) LecTec is willing and able to agree to renew the term or any renewal term of this Agreement and (b) LecTec is then willing and able to perform the Product supply obligations contained in this Agreement, this Agreement shall nevertheless be terminated (x) by reason of the failure of Novartis to consent to a renewal of the term as provided in Section 11.1, (y) in accordance with the provisions of Section 11.2, or (z) by reason of an uncured material breach of this Agreement by Novartis as provided in Section 11.3, then, in the event of such termination of this Agreement, LecTec may , in its sole discretion, revoke the License upon thirty (30) days written notice to Novartis. Notwithstanding such termination of the License, Novartis may sell off such inventory of the Products as was made in good faith by or for Novartis under the License prior to the effective date of such termination. Unless the License shall have been terminated as provided in the preceding sentence, it shall continue in effect for the maximum duration of time permitted under applicable law.

                  7.2.3 The License shall entitle Novartis to use the Intellectual Property to manufacture, by itself or through one or more contractors engaged for such purpose in accordance with Section 7.2.1(e), Products solely for commercial sale and distribution by Novartis, and for no other purpose. Except as provided in Section 7.2.5 and except for the limited purpose described in the preceding sentence, the License shall not permit Novartis to grant to any other party any rights or interests in any of the Intellectual Property.

                  7.2.4 In the event that Novartis shall undertake the manufacture of Products as provided in Section 7.2.3, it shall pay a royalty to LecTec for the use of the Intellectual Property pursuant to the License in an amount which shall be * of the net sales of Products by Novartis. The term "net sales" as used in this Section 7.2.4 shall mean gross revenues from the sale of Products manufactured by or on behalf of Novartis pursuant to the License less customer returns, shipping or delivery charges paid by customers, sales taxes and customs duties. Royalties pursuant to this Section 7.2.4 shall be payable annually not later than ninety (90) days following the end of Novartis's fiscal year by certified check or wire transfer payable to LecTec or its assignee. Novartis shall furnish to LecTec or its assignee, at the time of each such annual royalty payment, an accounting of its net sales of Products in reasonable detail.


* Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                  7.2.5 The License shall be assignable by Novartis (a) to any Affiliate or (b) to any entity that is a successor to Novartis by merger or sale of all or substantially all of the assets of Novartis or the segment of the business of Novartis engaged in the sale and distribution of Products. Any such assignment shall be subject to the limitations on duration and scope of the License set forth in Sections 7.2.2 and 7.2.3.

                  7.2.6 Solely to ensure proper accounting for and payment of the royalties due to LecTec under Section 7.2.4, LecTec may request, not more than once per calendar year during the term of the License, reasonable access during normal business hours and upon at least ten (10) days prior written notice by LecTec's independent certified accountants, reasonably acceptable to Novartis ("LecTec Auditor"), to examine and copy the records of Novartis relating to sales of the Products during the term of the License. The LecTec Auditor may not disclose any such Novartis records to LecTec but shall report to LecTec and Novartis only the results of its audit in respect of whether Novartis has properly accounted for and paid the royalties due to LecTec under Section 7.2.4, which report shall be final and binding upon the parties except in the case of fraud or manifest error, LecTec shall bear the cost of any such audit by the LecTec Auditor. If such audit determines that Novartis has underpaid any royalties, Novartis shall promptly pay the amount underpaid and simple interest thereon at the rate of five percent (5%) per annum. Any other provision of this
Section 7.2.6 to the contrary notwithstanding, LecTec may not request the audit of Novartis records for any royalty year more than five (5) years prior to the date of such request.

         7.3 LecTec Property. Subject to the provisions of Section 7.2, all materials, inventions, know-how, trademarks, information, data, writings and other property, in any form whatsoever, which is provided to Novartis by or on behalf of LecTec, or which is used by LecTec with respect to the performance of its obligations hereunder, and which was owned by LecTec prior to its performance or is developed or acquired in the course of such performance hereunder, shall remain the property of LecTec (the "LecTec Property"). Novartis shall acquire no right, title or interest in the LecTec Property as a result of LecTec's performance hereunder. Without limiting the foregoing, as between the parties hereto, all the intellectual property rights for the Products other than the Packaging IP Rights shall be deemed to be LecTec Property subject to the License granted to Novartis under Section 7.2 hereof.

         7.4 Effect of Termination. Subject to the provisions of Section 7.2, upon the termination of this Agreement, each party shall return to its owner all Novartis Property or LecTec Property, as applicable, except for one copy which may be retained in the returning party's confidential files.

8.       TRADE SECRETS, CONFIDENTIALITY AND PUBLICITY

         8.1 Confidential Information. During the period that this Agreement is in effect and thereafter, LecTec and Novartis shall not disclose to anyone in any manner whatsoever or use for any purpose other than its performance of this Agreement (except as authorized in writing by the disclosing party) any information it receives from the other party ("Confidential Information"), including, without limitation, intellectual property, inventions, works of authorship, trade secrets or know-how or other information relating in any way to the Products, processes, and services of the other party.

         8.2 Limitations. Each party shall limit disclosure of Confidential Information received hereunder to only those of its employees who are directly concerned with the performance of any activities with respect to which the Confidential Information was disclosed. Each party agrees to advise those of its employees who receive any other party's Confidential Information that such Confidential Information (a) is proprietary and confidential to such party and
(b) shall not be disclosed to anyone except as authorized by this Agreement or otherwise authorized by such party in writing. Each party further agrees to take at least such precautions as it normally takes with its own Confidential Information to prevent unauthorized disclosure of the other party's Confidential Information.

         8.3 Injunctive Relief. Each party acknowledges that any unauthorized disclosure of any portion of the other party's Confidential Information shall cause irreparable injury to the other party and that no adequate or complete remedy shall be available at law to such other party to compensate for such injury. Accordingly, each party hereby also acknowledges that the other party shall be entitled to injunctive relief in the event of such unauthorized disclosure by a party or any of its employees in addition to whatever other remedies it might have at law.

         8.4 Effect of Termination. Upon termination of this Agreement, each party shall return to the other all copies of the other party's Confidential Information, and shall make no further use of such Confidential Information, except for one copy which may be retained in the receiving party's confidential files.

         8.5 Exceptions. The obligations of this Section 8 shall not apply to information

                  8.5.1 that is or has been in the possession of the recipient prior to receipt of the same from the disclosing party as evidenced by recipient's written records;

                  8.5.2 which the recipient lawfully obtains from any third party not under an obligation to the disclosing party to hold the same in confidence;

                  8.5.3 that is published or becomes part of the public domain without breach of any undertakings discussed hereinabove;

                  8.5.4 that is independently developed by personnel of the recipient without any use of or reliance upon the disclosing party's Confidential Information; or

                  8.5.5 that is required to be disclosed pursuant to judicial process, court order or administrative request, or that is otherwise required for any regulatory filing, provided that the recipient shall notify the other party sufficiently prior to disclosing such Confidential Information as to permit such other party to seek a protective order.

         8.6 Press Releases. LecTec shall not issue any press release or other public statement disclosing the existence of or relating to this Agreement without prior written consent of Novartis, which consent shall not be unreasonably withheld or delayed. The foregoing shall not limit LecTec's rights to make such disclosures as reasonably required by applicable securities laws or the rules of any stock exchange where its securities are traded.

9.       QUALITY OF THE PRODUCT; COMPLIANCE WITH LAW

         9.1 Representations and Warranties. LecTec hereby represents and warrants that:

                  9.1.1 no Products constituting or being a part of any shipment hereunder shall at the time of any such shipment be (i) adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended from time to time (the "Act"), or regulations promulgated thereunder, as such law or regulation is constituted and in effect at the time of any such shipment, or (ii) an article which may not, under the provisions of Sections 404, 505 or 512 of the Act, be introduced into interstate commerce;

                  9.1.2 all Products furnished to Novartis hereunder shall be in full compliance with the Specifications, and shall remain in full compliance with the Specifications for the full period of the expected shelf-life of such Products, so long as the Products are stored in accordance with the Specifications;

                  9.1.3 LecTec shall perform its obligations hereunder in compliance with any materially applicable federal, state and local laws and regulations, including without limitation the Act, the FDA's then-current Good Manufacturing Practices ("cGMP"), and any health, safety and environmental laws and regulations materially applicable to LecTec's manufacture and packaging of the Products and its other performance hereunder;

                  9.1.4 all Products furnished to Novartis hereunder shall have been manufactured in accordance with the terms of the QA Agreement;

                  9.1.5 LecTec's manufacturing, laboratory and packaging facilities shall remain in compliance with CGMP at all times during the term of this Agreement to the extent applicable to the manufacture and packaging of the Products; and

                  9.1.6 LecTec owns or has the right to use all necessary copyright, trademark, patents, trade secrets and other intellectual property rights which it shall use to perform its obligations hereunder with respect to the Territory.

         9.2 Disclaimer. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, LECTEC MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PRODUCTS, OR THE MERCHANTABILITY OR FITNESS THEREOF FOR ANY PURPOSE.

         9.3 Remedy. In the event that Products are delivered to Novartis by LecTec which are not in compliance with the warranties made in Section 9.1 then, at Novartis' option (i)

LecTec shall replace the non-compliant Products at no additional charge (which replacement Products shall be delivered to Novartis as soon as reasonably practicable, but in no event more than ninety (90) days after the initial notification by Novartis); or (ii) LecTec shall credit Novartis' account in the amount of the price of the non-compliant Products. Novartis shall give commercially reasonable cooperation to LecTec to determine the nature and extent of any problem giving rise to a breach of warranties, including, without limitation, prompt samples of any allegedly non-compliant Products. Returns of non-compliant Products shall be subject to the provisions of Section 4.3.

         9.4 Quality Assurance Representative. Novartis shall have the right, at its expense, to place a quality assurance representative in the manufacturing facilities of LecTec at all times or from time to time during the term of this Agreement as determined by Novartis. LecTec shall provide complete access to its manufacturing operations respecting the Products to such representative and shall permit such representative to conduct such inspections of materials and processes as such representative shall determine to be appropriate to assure Novartis that LecTec is at all times in compliance with the representations and warranties made in Section 9.1.

10.      INDEMNIFICATION AND INSURANCE

         10.1 Novartis Indemnification. Novartis shall defend, indemnify and hold LecTec harmless against any and all claims, damages, expenses, reasonable attorneys' fees, settlement costs and judgments arising out of any death, personal injury, bodily injury or property damage to a third party alleged to have been caused by the Products, except to the extent that such injury or damage was the result of any breach of this Agreement by LecTec, including any warranty contained herein, or the result of any latent defects in the Products caused by the negligence or willful misconduct of LecTec. LecTec shall promptly notify Novartis of any such claim or action, shall reasonably cooperate with Novartis in the defense of such claim or action, and shall permit Novartis to control the defense and settlement of such claim or action, all at Novartis' cost and expense. For the sake of clarity, the foregoing indemnification, subject to its stated exclusions, shall extend during the License Phase to any Products made by Novartis or any Novartis Affiliate under the License and to any Products made for Novartis or any Novartis Affiliate by a third party contract manufacturer under any sublicense of the License.

         10.2 LecTec Indemnification. LecTec shall defend, indemnify and hold Novartis harmless against any and all claims, damages, expenses, reasonable attorneys' fees, settlement costs and judgments arising out of any death, personal injury, bodily injury or property damage to a third party to the extent that such death, injury or damage is the result of (i) any breach of this Agreement by LecTec, including any warranty contained herein; (ii) any claim regarding a work-related death or injury to any LecTec employee; (iii) any claim regarding latent defects in the Products caused by the negligence or willful misconduct of LecTec; or (iv) any claim that the Products, or any means used to manufacture the Products, infringe any third party's patent, trade secret, trademark, copyright, or other proprietary interest in the Territory. Novartis shall promptly notify LecTec of any such claim or action, shall reasonably cooperate with LecTec in the defense of such claim or action, and shall permit LecTec to control the defense and settlement of such claim or action, all at LecTec's cost and expense.

         10.3 Product Recalls and Withdrawals. Each party shall promptly notify the other party of any legal and/or factual circumstances which might, under applicable laws and regulations, necessitate a field correction, recall or withdrawal of any Products (collectively, a "Regulatory Recall") and shall consult with each other regarding the appropriate steps to be taken. Novartis shall determine whether any Regulatory Recall shall take place. Novartis shall notify all regulatory authorities of any such Regulatory Recall, and shall take all steps necessary to effectuate such Regulatory Recall. LecTec shall assist Novartis in each of these activities to the extent reasonably requested by Novartis. LecTec shall reimburse Novartis for the costs of any such Regulatory Recall to the extent such Regulatory Recall was made necessary by the actions or inaction of LecTec. If LecTec is unable in good faith to obtain the recall insurance required by Section 10.4.6 for a reasonable premium, then the maximum amount which LecTec shall be required to reimburse Novartis pursuant to the preceding sentence shall be $500,000 per Regulatory Recall, not including the cost of any replacement Products made necessary by the applicable Regulatory Recall. Novartis shall reimburse LecTec for the costs of any such Regulatory Recall to the extent such Regulatory Recall was made necessary by the actions or inaction of Novartis. Any claim for such reimbursement of costs incurred in such a Regulatory Recall shall be subject to audit by the CPA Firm.

         10.4 LecTec's Insurance Coverage. LecTec shall obtain, at its own expense, policies of insurance in amounts no less than those specified below and shall cause its carrier or carriers to name Novartis as an additional insured on those coverages marked with an (*) below:

                  10.4.1 *general liability insurance with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death, and property damage;

                  10.4.2 workers' compensation and disability insurance in the amounts required by the law of the state(s) in which its workers are located, and employer's liability insurance with limits of not less than $1,000,000 per occurrence;

                  10.4.3 *automobile liability insurance (in the event that the use of an automobile by LecTec is required in the performance of this Agreement) with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death, and property damage is required;

                  10.4.4 *product liability insurance with limits not less than $5,000,000;

                  10.4.5 property insurance for the replacement value of the facilities and equipment used to produce the Products;


                  10.4.6 *excess insurance with limits not less than $5,000,000.

         10.5 Documentation of Coverage. Upon request, LecTec shall provide to Novartis evidence of its insurance or self insurance. LecTec shall provide Novartis thirty (30) days prior written notice of any cancellation or material change in coverage.

         10.6 Novartis' Insurance Coverage. Novartis warrants and represents to LecTec that Novartis maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request, Novartis shall provide to LecTec evidence of its insurance or self-insurance. Novartis shall provide to LecTec thirty (30) days prior written notice of any cancellation or material change in coverage.

11.      TERM AND TERMINATION

         11.1 Initial Term; Renewal. This Agreement shall commence on the Effective Date and shall continue in effect until May 15, 2005 ( the "Initial Term") and, thereafter, shall be renewed for subsequent one (1) year terms upon the mutual consent of the parties.

         11.2 Termination for Convenience. Notwithstanding Section 11.1, Novartis may terminate this Agreement for convenience at no cost, at any time, by giving LecTec at least six (6) months prior written notice thereof.

         11.3 Termination for Cause. If either party materially breaches this Agreement, the other party shall give such breaching party written notice thereof with reasonable detail. If the breaching party fails to cure such breach within forty-five (45) days of its receipt of such notice, then the non-breaching party may terminate this Agreement at no cost upon written notice thereof. In addition, either party may terminate this Agreement with immediate effect upon giving written notice to the other party in the event of insolvency, assignment for the benefit of creditors, or bankruptcy proceedings by or against the other party.

         11.4 Survival. Notwithstanding any termination of this Agreement, the provisions of Sections 1.6, 1.7, 2.1, 2.2, 2.4, 2.5, 2.6, 2.9, 5.3, 6.4.2, 7, 8,
9, 10 and 13 shall remain in effect.

12.      AUDIT AND INSPECTION RIGHTS

         12.1 Audit, Inspection and Observation. During the term of this Agreement and any renewal thereof, Novartis shall have the right, at its sole cost and expense, to send Novartis representatives to audit, inspect and observe the manufacture, storage, disposal and transportation of the Products, and all other materials reasonably related thereto or used in connection therewith, upon reasonable prior notice to LecTec and during LecTec's normal business hours. Such Novartis representatives shall have no responsibility or authority for supervision of LecTec employees performing such manufacture, storage, disposal or transportation operations. Such Novartis representatives shall comply with any reasonable LecTec health, safety or security rules or policies while at LecTec's premises. The audit, inspection and observations rights set forth in this Section 12.1 are solely for the purpose of determining LecTec's compliance with the terms of this Agreement and the QA Agreement.

         12.2 Action Plan. If, as a result of any such audit, inspection or observation under Section 12.1, Novartis reasonably concludes that LecTec is not in compliance with any of its obligations hereunder, it shall so notify LecTec in writing, specifying such areas of non-compliance in reasonable detail. LecTec shall provide to Novartis within thirty (30) days of

Novartis' request a written action plan with a time line for resolution of the problems identified within a reasonable, mutually agreed upon time frame.

         12.3 Government Inspections. LecTec shall inform Novartis within twenty-four (24) hours of any notification to LecTec of any site visits to the LecTec facility by the FDA, state or federal regulatory agencies or any other governmental or regulatory agency, relating, directly or indirectly, to the manufacture of the Products, and shall provide to Novartis all other materials related thereto or used in connection therewith. Novartis shall have the option of participating in any site visit by any governmental or regulatory agency (except to the extent such governmental or regulatory agency visitor objects) if the site visit relates, directly or indirectly, to the manufacturing, storage, disposal and transportation of the Products. If Novartis does not participate in the site visit for any reason, LecTec shall report in writing the results of the visit to Novartis within seven (7) days of the occurrence thereof. In the event that any such governmental or regulatory agency finds that the site is deficient or unsatisfactory in any material respect, LecTec shall cure all such material deficiencies within the earlier of ninety (90) days or such cure period as ordered by the government or regulatory agency. If all such deficiencies are not cured by LecTec within the required time frame, Novartis may deem such condition to be a material breach of this Agreement without the required 45-day cure period in Section 11.2 of this Agreement and thus may immediately terminate this Agreement.

13.      MISCELLANEOUS

         13.1 Waiver. Each party acknowledges and agrees that any failure on the part of the other party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of such other party thereafter to enforce each an every such provision.

         13.2 Enforcement. If and to the extent that any provision of this Agreement is determined by any legislature, court or administrative agency to be, in whole or in part, invalid or unenforceable, such provision or part thereof shall be deemed to be surplusage and, to the extent not so determined to be invalid or unenforceable, each provision hereof shall remain in full force and effect unless the purposes of this Agreement cannot be achieved. In the event any provisions shall be held invalid, illegal or unenforceable the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which insofar as practical implements the purposes hereof.

         13.3 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota as though made and to be fully performed in said State.

         13.4 Notices. All notices required or permitted hereunder shall be given in writing and sent by confirmed facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or sent by a nationally recognized express courier service, or hand-delivered to the following addressees:

         Novartis:         Novartis Consumer Health, Inc.
                           200 Kimball Drive
                           Parsippany, NJ 07054
                           Attn: General Counsel

         LecTec:           LecTec Corporation
                           10701 Red Circle Dr.
                           Minnetonka, MN 55343
                           Attn: Chief Executive Officer

or to such other address as may be specified in a notice given to the other party in accordance with this Section 13.4. Any notice, if sent properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission (if delivered or sent during ordinary business hours, otherwise on the next business day) if hand-delivered or sent by confirmed facsimile transmission.

         13.5 Captions. The captions of each section of this Agreement are inserted only as a matter of convenience and for reference and in no way shall be deemed to define, limit, enlarge, or describe the scope of this Agreement and the relationship of the parties hereto, and shall not in any way affect this Agreement or the construction of any provisions herein.

         13.6 Entire Agreement; Amendment. This Agreement, including all Exhibits annexed hereto (which are incorporated herein by reference), represents and incorporates the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes any prior offers, proposals, drafts or other communications with respect thereto. Each party acknowledges that there are no warranties, representations, covenants or understandings of any kind, nature or description whatsoever made by any party to any other, except such as are expressly hereinabove set forth. This Agreement shall not be subject to change or modification except by the execution of a writing specified to be an explicit amendment to this Agreement duly executed by all parties hereto.

         13.7 Effect of Forms. The parties recognize that, during the term of this Agreement, a purchase order, acknowledgment form or similar routine document (collectively, "Forms") may be used to implement or administer provisions of this Agreement. Therefore, the parties agree that the terms of this Agreement shall prevail in the event of any conflict between this Agreement and the printed provisions of such Forms, or typed provisions of Forms that appear to add to, vary, modify or conflict with the provisions of this Agreement.

         13.8 Relationship. Nothing in this Agreement shall create between the parties a partnership, joint venture or principal-agent relationship and, for the avoidance of doubt, each of LecTec and Novartis now confirms and accepts that it is an independent contractor trading for and on its own behalf.

         13.9 Assignment. LecTec may not assign or otherwise transfer this Agreement or any interest herein or any right hereunder (other than to an affiliate) without the prior written consent of Novartis, which consent shall not be unreasonably withheld, except that LecTec may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another company, so long as (i) such acquiror or successor in interest agrees in writing to be bound by all the terms and conditions hereof; and (ii) LecTec shall first give Novartis written notice of any such assignment, and fifteen (15) days to object thereto. The only grounds upon which Novartis may object to such an assignment are if such acquiror or successor in interest is
(a) a direct competitor of Novartis; (b) in Novartis' reasonable discretion, is not a manufacturer which has a proven record of operational quality at least equal to that of LecTec; or (c) in Novartis' reasonable discretion, does not have sufficient financial wherewithal. Any purported assignment, transfer, or attempt to assign or transfer any interest or right hereunder except in compliance with this Section 13.9 shall be null, void and of no effect.

         13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute a single instrument.

         13.11 Force Majeure. A party shall not be liable for delayed performance or non-performance of this Agreement (other than payment of money when due) if such condition is due to events beyond its reasonable control, including, without limitation, fire, flood, storm, earthquake, any other Act of God, electrical or computer failures, supply or labor shortages, strikes, riot, civil disorder, war or government order or decree.

                  13.11.1 A party claiming relief under this Section 13.11 shall give prompt written notice thereof to the other party, together with its best estimate of when such condition will end and its full performance may be resumed.

                  13.11.2 In the event of a Force Majeure, or if for any other reason LecTec experiences any shortage and is therefore unable to supply Novartis with the full quantity of Products and with the delivery date as ordered by Novartis and accepted by LecTec, then Novartis shall be entitled to the same proportionate quantity of available Vapor Patches as the quantity of Products purchased by Novartis from LecTec in the twelve (12) months preceding the shortage bears to all orders for Vapor Patches received by LecTec from all its customers during such period, including LecTec's sales to Novartis, and including LecTec's sales of Comparable Products directly to retailers under its "TheraPatch" trade name, or under any Other LecTec Trade Name.

                  13.11.3 Notwithstanding the foregoing, if such condition continues without change for more than ninety (90) days, the other party may then elect to treat such delayed performance or non-performance as a material breach of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


LECTEC CORPORATION                        NOVARTIS CONSUMER HEALTH, INC.




By: /s/ Douglas J. Nesbit                 By: /s/ Mark Smedley

Name: Douglas J. Nesbit                   Name: Mark Smedley

Title: CFO and Corp. Secretary            Title: V.P. Supply and Logistics

Date: 5/9/02                              Date:  5/14/02

                                    EXHIBIT A

                                    Products


                          1. Packages of six (6) menthol-scented hydrogel patches containing menthol, camphor, eucalyptus oil, and fragrance used for the topical application of vapor active ingredients for relief of symptoms due to coughs and colds. U.S and Canadian formulations.

                          2. Packages of six (6) mentholated cherry-scented hydrogel patches containing menthol, camphor, eucalyptus oil, and fragrance used for the topical application of vapor active ingredients for relief of symptoms due to coughs and colds. U.S and Canadian formulations.

                                    EXHIBIT C

                Product Pricing and Minimum Purchase Requirements

Pricing

US Finished Product: Price per patch        *
Canadian Price:                             *


Annual Minimum Purchase Requirements for US Pediatric Exclusivity
*

Annual Minimum Purchase Requirements for Canadian Pediatric Exclusivity
*





* Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                                    EXHIBIT D

                                    Territory

United States of America
Canada
Mexico

                                    EXHIBIT E

                     Advance Payments and Delivery Schedule
                              April -December 2002

                 April    May       June      July      August    September October  November  December   Total
LECTEC
PAYMENTS         $500,000 $250,000  $130,000  $370,000  $400,000  $340,000  $298,390       $0        $0   $2,288,390

*
      *                 *        *         *         *         *         *         *        *         0            4
      *                 *        *         *         *         *         *         *        *         0            1
      *                 *        *         *         *         *         *         *        *         0           24
      *                 *        *         *         *         *         *         *        *         0           29

Cartons Required:
      Lot Size
             *                   *         *         *         *         *         *        *         0    1,885,000   $2,288,390.00

Carton Costs:
             *
             *          *        *         *         *         *         *         *        *        $0   $2,288,390

AGGREGATE
CASH ADVANCE     $500,000 $592,180  $643,270  $539,810  $466,350  $332,890  $236,730       $0        $0

Note:  all prices in U.S. Dollars.





* Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.